Exhibit 4.47
[Translated from the original Chinese version]
PURCHASE OPTION AND COOPERATION AGREEMENT
among
Fortune (Beijing) Success Technology Co., Ltd.
LIN YANG
SHAOMING SHI
and
Shenzhen Shangtong Software Co., Ltd.
August 3rd, 2009
BEIJING, CHINA

PURCHASE OPTION AND COOPERATION AGREEMENT
This Purchase Option and Cooperation Agreement (“this Agreement”) is entered into in Beijing, People’s Republic of China (the “PRC”) on August 3rd, 2009 by and among:
Party A: Fortune (Beijing) Success Technology Co., Ltd.
Address: Room 621, Beijing Aerospace CPMIEC Building, No.3 Haidian South Roadi, Haidian District, Beijing
Party B: Lin Yang
Address: 9/F.,Tower C, Corporate Square, No.35 Financial Avenue Xicheng District, Beijing 100140 China
ID No.: 371100197603010016
Party C: Shaoming shi
Address: 9/F.,Tower C, Corporate Square, No.35 Financial Avenue Xicheng District, Beijing 100140 China
ID No.: 371323198204096115
Party D: Shenzhen Shangtong Software Co., Ltd.
Address: Room 1009, Floor 10, Middle of Block 4 SEG Science and Technology Park, HuaQiangBei Rd, Futian District, Shenzhen
WHEREAS,
(1) Party A, a company with limited liability duly organized and validly existing in Beijing, provides certain technical support, strategic consulting and other services to Party D, and currently is a major business partner of Party D;
(2) To finance the investment by Party B and Party C in Party D, Party A has entered into loan agreements (hereafter the “Loan Agreements”) respectively with Party B and Party C on August 3rd, 2009, providing Party B and Party C with loans of RMB550,000 and RMB450,000, respectively. Pursuant to the Loan Agreements, Party B and Party C have invested the full amount of the loans in Party D’s registered capital, and hold 55% and 45% of the equity interest in Party D, respectively;
(3) For securing the payment obligation of Party D to Party A under the several agreements, Party B and Party C entered into a Share Pledge Agreement with Party A on August 3rd, 2009, (“ Share Pledge Agreement”) by which they pledge their holding shares in Party D to Party A, and
(4) The Parties hereto wish to grant Party A the exclusive purchase option to acquire, at any time upon satisfaction of the requirements under the PRC law, the entire or a portion of Party D’s share equity/assets owned by Party B and/or Party C by the Loan.
NOW AND THEREFORE, in accordance with the principle of sincere cooperation, mutual benefit and joint development and after friendly negotiations, the Parties hereby enter into the following agreements pursuant to the provisions of relevant laws and regulations of the PRC
ARTICLE 1. DEFINITIONS
The terms used in this Agreement shall have the meanings set forth below:
1.1 “This Agreement” means this Purchase Option and Cooperation Agreement and all appendices thereto, including written instruments as originally executed and as may from time to time be amended or supplemented by the Parties hereto through written agreements;

1.2 “The PRC” means, for the purpose of this Agreement, the People’s Republic of China, excluding Hong Kong, Taiwan and Macao.
1.3 “Date” means the year, month and day. In this Agreement, “within” or “no later than”, when used before a year, month or day, shall always include the relevant year, month or day.
ARTICLE 2. THE GRANT AND EXERCISE OF PURCHASE OPTION
2.1 The Parties hereto agree that Party A shall be granted an exclusive purchase option to acquire, at any time upon satisfaction of the requirements under applicable laws and conditions as agreed in this Agreement (including, without limitation, as under applicable laws, when Party B and/or Party C cease to be Party D’s directors or employees, or Party B and/or Party C attempt to transfer their share equity in Party D to any party other than the existing shareholders of Party D), the entire or a portion of Party D’s share equity owned by Party B and/or Party C, or the entire or portion of the assets owned by Party D. The purchase option granted hereby shall be irrevocable during the term of this Agreement and may be exercised by Party A or any eligible entity designated by Party A.
2.2 Party A may exercise the aforesaid purchase option by delivering a written notice to any of Party B, Party C and Party D (the “Exercise Notice”).
2.3 Within thirty (30) days of the receipt of the Exercise Notice, Party B, Party C or Party D (as the case may be) shall execute a share/asset transfer contract and other documents (collectively, the “Transfer Documents”) necessary to effect the respective transfer of share equity or assets with Party A (or any eligible party designated by Party A).
2.4 When applicable laws permit the exercise of the purchase option provided hereunder and Party A elects to exercise such purchase option, Party B, Party C and Party D shall unconditionally assist Party A to obtain all approvals, permits, registrations, filings and other procedures necessary to effect the transfer of relevant share equity or assets.
ARTICLE 3. REPRESENTATIONS AND WARRANTIES
3.1 Each party hereto represents to the other parties that: (1) it has all the necessary rights, powers and authorizations to enter into this Agreement and perform its duties and obligations hereunder; and (2) the execution or performance of this Agreement shall not violate any significant contract or agreement to which it is a party or by which it or its assets are bounded.
3.2 Party B and Party C hereto represent to Party A that: (1) they are both legally registered shareholders of party D and have paid Party D the full amount of their respective portions of Party D’s registered capital required under Chinese law; (2) neither Party B nor Party C has created any mortgage, pledge, secured interests or other form of debt liabilities over the Share Equity other than the Pledge created under the Share Pledge Agreement; and (3) neither Party B nor Party C has sold or will sell to any third party its Share Equity in Party D.
3.3 Party D hereto represents to Party A that: (1) it is a limited liability company duly registered and validly existing under the PRC law; and (2) its business operations are in compliance with applicable laws of the PRC in all material respect.

ARTICLE 4. EXERCISE PRICE
When it is permitted by applicable laws, Party A (or any eligible party designated by Party A) shall have the right to acquire, at any time, all of Party D’s assets or its share equity owned by Party B and Party C, at a price equal to the sum of the principles of the loans (RMB1,000,000) from Party A to Party B and Party C under the Loan Agreements. If Party A (or any eligible party designated by Party A) elects to purchase a portion of Party D’s share equity or assets, then the exercise price for such purpose shall be adjusted accordingly based on the percentage of such share equity or assets to be purchased over the total share equity or assets. When Party A (or a qualified entity designated by party A) is to acquire all or a portion of Party D’s equity share or assets from Party B and Party C pursuant to this Agreement, Party A has the right to substitute the principle amounts Party B and Party C respectively owe Party A under the Loan Agreements for the purchase prices payable to Party B and Party C, respectively. When acquiring share equity or assets from Party B, Party C, or Party D pursuant to this Agreement, Party A shall pay an actual exercise price based on the exercise price under applicable Chinese laws or requirements of relevant authorities, if the exercise price under applicable laws or requirements of relevant authorities is higher than the exercise price under this Agreement.
ARTICLE 5. COVENANTS
The Parties further agree as follows:
5.1 Before Party A (or any eligible party designated by Party A) has acquired all the equity/assets of Party D by exercising the purchase option provided hereunder, Party D shall not:
5.1.1 sell, assign, mortgage or otherwise dispose of, or create any encumbrance on, any of its assets, operations or any legal or beneficiary interests with respect to its revenues (unless such sale, assignment, mortgage, disposal or encumbrance is relating to its daily operation or has been disclosed to and agreed by Party A in writing);
5.1.2 enter into any transaction which may materially affect its assets, liability, operation, equity or other legal rights (unless such transaction is relating to its daily operation or has been disclosed to and agreed by Party A in writing); and
5.1.3 distribute any dividend to its shareholders in any manner.
5.2 Before Party A (or any eligible party designated by Party A) has acquired all the equity/assets of Party D by exercising the purchase option provided hereunder, Party B and/or Party C shall not individually or collectively:
5.2.1 supplement, alter or amend the articles of association of Party D in any manner to the extent that such supplement, alteration or amendment may have a material effect on Party D’s assets, liability, operation, equity or other legal rights (except for pro rata increase of registered capital mandated by applicable laws);
5.2.2 cause Party D enter into any transaction to the extent such transaction may have a material effect on Party D’s assets, liability, operation, equity or other legal rights (unless such transaction is relating to Party D’s daily operation or has been disclosed to and agreed by Party A in writing); and
5.2.3 cause Party D’s board of directors adopt any resolution on distributing dividends to its shareholders.
5.3 After the execution of this Agreement, Party B and Party C (the “Principals”) shall each execute and deliver a proxy to the agents (the “Agents”) to the satisfaction of Party A to grant the Agents all voting rights as shareholders of Party D, including without limitations the right to appoint and elect Party D’s directors, general manager and other senior officers in Party D’s shareholders meetings. The initial term of such proxies shall be twenty (20) years, and the initial term shall be renewed automatically upon expiry of the proxies unless Party A notifies the Principals in writing thirty (30) days prior to the expiry date to terminate the proxies. Such proxies shall be based on the conditions that the Agents are Chinese citizens employed by Party A and shall be subject to Party A’s consent. Once the Agents cease to be employed by Party A or Party A delivers a written notice to the Principals requesting the proxies to be terminated, the Principals shall revoke the relevant proxy immediately and grant the same rights as provided in the proxies to other PRC citizens employed and designed by Party A. The Agents have agreed to act with due care and diligence in exercising their rights under the proxies and indemnify and keep the Principals harmless from any loss or damages caused by any action in connection with exercise of their rights under the proxies (unless any loss or damage is caused by the Principals’ own intentional or material negligent actions).

5.4 Party B and Party C shall, to the extent permitted by applicable laws, cause Party D’s operational term to be extended to equal the operational term of Party A.
5.5 Party A shall provide or arrange other parties to provide financings to Party D to the extent Party D needs such financing to finance its operation. In the event that Party D is unable to repay such financing due to its losses, Party A shall waive or cause the relevant parties to waive all recourse against Party D with respect to such financing.
5.6 To the extent Party B and/or Party C are subject to any legal or economic liabilities to any institution or individual other than Party A as a result of performing their obligations under this Agreement or any other agreements between them and Party A, Party A shall provide all support necessary to enable Party B and/or Party C to duly perform their obligations under this Agreement and any other agreements and to hold Party B and/or Party C harmless against any loss or damage caused by their performance of obligations under such agreements.
ARTICLE 6. CONFIDENTIALITY
Each Party shall keep confidential all the content of this Agreement. Without the prior consent of all Parties, no Party shall disclose any content of this Agreement to any other party or make any public announcements with respect to any content of this Agreement. Notwithstanding the forgoing provisions of this Article 6, the following disclosure shall be permitted: (i) disclosure made pursuant to any applicable laws or any rules of any stock exchange; (ii) disclosure of information which has become public information other than due to any breach by the disclosing party; (iii) disclosure to any Party’s shareholders, legal counsel, accountants, financial advisors or other professional advisors, or (iv) disclosure to any potential purchasers of a Party or its shareholders’ equity/assets, its other investors, debts or equity financing providers, provided that the receiving party of confidential information has agreed to keep the relevant information confidential (such disclosure shall be subject to the consent of Party A in the event that Party A is not the potential purchaser).
ARTICLE 7. APPLICABLE LAW AND EVENTS OF DEFAULT
The execution, effectiveness, interpretation, performance and dispute resolution of this Agreement shall be governed by the laws of the PRC.
Any violation of any provision hereof, incomplete performance of any obligation provided hereunder, any misrepresentation made hereunder, material concealment or omission of any material fact or failure to perform any covenants provided hereunder by any Party shall constitute an event of default. The defaulting Party shall assume all the legal liabilities pursuant to the applicable laws.
ARTICLE 8. DISPUTE RESOLUTION
8.1 Any dispute arising from the performance of this Agreement shall be first subject to the Parties’ friendly consultations. In the event any dispute cannot be solved by friendly consultations, the relevant dispute shall be submitted for arbitration;
8.2 The arbitration shall be administered by the Beijing branch of China International Economic and Trade Arbitration Commission in accordance with the then effective arbitration rules of the Commission.
8.3 The arbitration award shall be final and binding on the Parties. The costs of the arbitration (including but not limited to arbitration fee and attorney fee) shall be borne by the losing party, unless the arbitration award stipulates otherwise.

ARTICLE 9. EFFECTIVENESS
This Agreement shall be effective upon the execution hereof by all Parties hereto and shall remain effective thereafter.
This Agreement may not be terminated without the unanimous consent of all the Parties except Party A may, by giving a thirty (30) days prior notice to the other Parties hereto, terminate this Agreement.
ARTICLE 10. AMENDMENT
All Parties hereto shall fulfill their respective obligations hereunder. No amendment to this Agreement shall be effective unless such amendment has been made in writing, agreed by all of the Parties and Party A and Party D have obtained necessary authorization and approvals with respect to such amendment.
ARTICLE 11. COUNTERPARTS
This Agreement is executed in four (4) counterparts. Party A, Party B, Party C and Party D shall each hold one counterpart.
ARTICLE 12. MISCELLANEOUS
12.1 Party B and Party C’s obligations, covenants and liabilities to Party A hereunder are joint and several, and Party B and Party C shall assume joint and several liabilities with respect to such obligations, covenants and liabilities. With respect to Party A, a default by Party B shall automatically constitute a default by Party C, and vice versa.
12.2 The title and headings contained in this Agreement are for convenience of reference only and shall not in any way affect the meaning or interpretation of any provision of this Agreement.
12.3 The Parties may enter into supplementary agreements to address any issue not covered by this Agreement. The supplementary agreements so entered shall be an appendix hereto and shall have the same legal effect as this Agreement.
[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

[Execution page only]
Party A: Fortune (Beijing) Success Technology Co., Ltd.
(Seal)
Authorized Representative (Signature):
Party B: Lin Yang
(Signature):
Party C: Shaoming Shi
(Signature):
Party D: Shenzhen Shangtong Software Co., Ltd.
(Seal)
Authorized Representative (Signature):

Appendix 1: PROXY
I myself, Yang Ling, as the citizen of People’s Republic of China with the ID No. of 371100197603010016, hereby deliver a proxy to Fortune (Beijing) Success Technology Co., Ltd with the following powers to be performed within the valid term of this Power of Attorney:
(1)	Attend the Shareholders’ Meeting of Shenzhen Shangtong Software Co., Ltd.(hereinafter referred to as the Company)on behalf of me myself and perform all the voting rights as conferred to the shareholders of the Company according to related laws and the Articles of Association; AND
(2)	Appoint and elect the directors, the general manager, the chief financial officer and other senior officers of the Company as my proxy.
Shenzhen Shangtong Software Co., Ltd hereby accepts such authorization herein.
The aforesaid proxies shall be based on the condition that Fortune (Beijing) Success Technology Co., Ltd continues to be the appointee (or the employee). Unless Fortune (Beijing) Success Technology Co., Ltd (or the appointee) issues written notice to terminate or substitute the proxies qualification of Shenzhen Shangtong Software Co., Ltd, the valid term of this Proxy shall be twenty (20) years, and shall be renewed automatically upon the expiry.

Principal: Yang Lin

Signature:

Date: August 3rd 2009

Appendix 1: PROXY
I myself, Shi ShaoMing, as the citizen of People’s Republic of China with the ID No. of 371323198204096115, hereby deliver a proxy to Fortune (Beijing) Success Technology Co., Ltd with the following powers to be performed within the valid term of this Power of Attorney:
(1)	Attend the Shareholders’ Meeting of Shenzhen Shangtong Software Co., Ltd.(hereinafter referred to as the Company)on behalf of me myself and perform all the voting rights as conferred to the shareholders of the Company according to related laws and the Articles of Association; AND
(2)	Appoint and elect the directors, the general manager, the chief financial officer and other senior officers of the Company as my proxy.
Shenzhen Shangtong Software Co., Ltd hereby accepts such authorization herein.
The aforesaid proxies shall be based on the condition that Fortune (Beijing) Success Technology Co., Ltd continues to be the appointee (or the employee). Unless Fortune (Beijing) Success Technology Co., Ltd (or the appointee) issues written notice to terminate or substitute the proxies qualification of Shenzhen Shangtong Software Co., Ltd, the valid term of this Proxy shall be twenty (20) years, and shall be renewed automatically upon the expiry.

Principal: Shi Shao Ming

Signature:

Date: August 3rd 2009